SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 8-K


                 Current Report Pursuant to Section 13 or 15(d) of
                            The Securities Act of 1934


                                 October 20, 1998
                 ________________________________________________
                 Date of Report (Date of earliest event reported)



                        CONTROLLED ENVIRONMENT AQUACULTURE
                                 TECHNOLOGY, INC.
                 ________________________________________________
              (Exact name of registrant as specified in its charter)



Colorado                  0-25868              84-1293167
________________________________________________
(State or other       (Commission            I.R.S.Employer
jurisdiction           File Number)   Identification No.)
of incorporation)


Airport Industrial Park
3375 Koapake Street, Suite H402
Honolulu HI                                 96819
________________________________________________
Address of principal executive offices)        (Zip Code)


(808) 836-3707
________________________________________________
Registrant's telephone number, including area code

7 Waterfront Plaza, Suite 400
500 Ala Moana Blvd, Honolulu, HI 96813
___________________________________________________
Former name or former address, if changed since last report

ITEM 5.  OTHER EVENTS

        On October 20, 1998, Ceatech Plantations, Inc., a wholly owned subsidiary of the Registrant, executed a loan agreement with Bank of America, Bank of America Community Development Bank, of Rancho Cordova, California, for a $3.0 million loan. The loan is structured as a one-year construction loan converting to a seven-year term loan. Proceeds from the loan will be used for construction of additional facilities at the Kekaha Agricultural Park in Kekaha, Kauai, Hawaii, and the Company currently believes that the proceeds of the loan will be sufficient to enable it to complete construction of fifteen additional one-acre growout ponds and a 4,800 square foot warehouse building.

        During the construction phase, the Registrant may make draws based upon progress and inspections, and although interest will accrue, no payments are required to be made. At the end of one year, or upon completion of construction (in the event construction is completed in less than one year), the loan will convert into a seven-year fully-amortizing term loan requiring monthly payments of principal and interest.

        During the construction period and for the first two years of the term loan, the interest rate is based upon a specified margin over the Prime Lending Rate of Bank of America. Beginning on September 9, 2001, the Registrant may elect to change the terms of the loan to have the interest rate based upon a specified margin over the current rate on one-year Treasury Notes. The Company anticipates that such an election is likely to result in a reduction of the applicable interest rate on the loan.

        The Rural Development Agency of the United States Department of Agriculture has provided Bank of America with a 90% loan guarantee. In addition, the Registrant and its subsidiaries have pledged substantially all of their assets, including all inventory and accounts receivable, as collateral for repayment of the loan.

SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


CONTROLLED ENVIRONMENT AQUACULTURE TECHNOLOGY, INC.

/s/_________________________________________________
Ronald Ilsley, Chief Financial Officer
December 11, 1998